Exhibit 99.1
Oxford Industries, Inc. Press Release
222 Piedmont Avenue, N.E. ● Atlanta, Georgia 30308
Company Contact:
     Anne M. Shoemaker
     T (404) 653-1455
     F (404) 653-1545
     ashoemaker@oxfordinc.com
FOR IMMEDIATE RELEASE
  November 8, 2007
Oxford Industries Announces $60 Million Accelerated Share Repurchase
- Reaffirms Earnings Guidance -
ATLANTA, GA. — Oxford Industries, Inc. (NYSE:OXM) announced today that its Board of Directors has authorized the repurchase by the Company of up to $60 million of its outstanding common stock, replacing the Company’s previously announced stock repurchase authorization. The Company expects to enter into an accelerated share repurchase agreement today with Bank of America, N.A. for the full amount of the $60 million authorization. The $60 million represents approximately 14% of the Company’s current market capitalization.
“We believe in the strength of our company and that the repurchase of shares at this time is an excellent opportunity to deliver value to our shareholders,” commented J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford Industries, Inc. “At the same time, we remain committed to building a portfolio of lifestyle brands and this share repurchase will not prevent us from pursuing future transactions aligned with this strategy.”
The specific number of shares to be repurchased under the agreement with Bank of America generally will be based on the volume weighted average share price of the Company’s common shares during a specified calculation period. During the share repurchase program, a price cap provision will establish the maximum price payable by the Company for the shares to be repurchased under the agreement. The program is expected to take up to seven months to complete. The Company will fund the share repurchase through borrowings under its U.S. revolving credit facility.
The Company reaffirmed its earnings guidance for the second quarter ending November 30, 2007 and the two month period ending February 2, 2008. Earnings for each of those periods, without giving effect to the share repurchase, are expected to be flat to slightly higher than the comparable periods last year. For the second quarter of fiscal 2007 and for the two months ended February 2, 2007 diluted earnings from continuing operations per common share were $0.68 and $0.16 respectively. Due to the anticipated timing of the delivery of shares, the Company expects the share repurchase transaction to have minimal impact on earnings per share in the eight month period ended February 2, 2008.
The Company updated its guidance for net sales for the second quarter ending November 30, 2007 and the two month period ending February 2, 2008. Net sales are now expected to be slightly below the comparable periods last year. For the second quarter of fiscal 2007 and the two months ended February 2, 2007, net sales were $291.0 million and $164.4 million, respectively.

About Oxford:
Oxford Industries, Inc. is a producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford’s brands include Tommy Bahama®, Indigo Palms®, Island Soft®, Ben Sherman®, Arnold Brant®, Ely & Walker® and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Tommy Hilfiger®, Nautica®, Geoffrey Beene®, Dockers®, Kenneth Cole® and Oscar de la Renta® labels. Oxford’s wholesale customers are found in every major channel of distribution, including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers.
Oxford’s stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit our website at www.oxfordinc.com.
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this press release, in future filings by us with the Securities and Exchange Commission and in oral statements made by or with the approval of our management include forward-looking statements about future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all such forward-looking statements contained herein, the entire contents of our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding general and regional economic conditions, including those that affect consumer demand and spending, demand for our products, timing of shipments to our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, expected synergies in connection with acquisitions and joint ventures, and the results of the expected share repurchase transaction. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. You are encouraged to review the information in our Form 10-K for the fiscal year ended June 1, 2007 under the heading “Risk Factors” (and those described from time to time in our future reports filed with the Securities and Exchange Commission), which contains additional important factors that may cause our actual results to differ materially from those projected in any forward-looking statements. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.